Exhibit 24(b)8(q)

AMENDMENT

TO

ADMINISTRATIVE SERVICES AGREEMENT

This AMENDMENT (the “Amendment”) is dated as of May 19, 2020 by and among Thrivent Financial for Lutherans (the “Insurer”) and John Hancock Variable Trust Advisers LLC (formerly, John Hancock Investment Management Services, LLC (the “Adviser” or “JHIMS”).

WHEREAS, the parties hereto are parties to an Administrative Services Agreement entered into on June 13, 2017 (the “Agreement”);

WHEREAS, the parties to the Agreement desire to amend the Agreement to add additional Portfolios;

NOW THEREFORE, in consideration of their mutual promises, the Insurer and the Adviser agree as follows:

1.     Amendment to the Agreement.

Schedule B

Schedule B of the Agreement is amended and restated as set forth in the attachment to this Amendment.

Schedule C

Schedule C of the Agreement is amended and restated as set forth in the attachment to this Amendment.

2.    Other Provisions. The provisions of the Agreement that are not amended or deleted by this Amendment remain unchanged and in full force and effect.

3.    Defined Terms. All capitalized terms used, but not defined in this Amendment, have the definitions given them in the Agreement.

4.    Signatures. This Amendment may be signed in counterparts. A fax, or portable document format (pdf) transmission of a signature page will be considered an original signature page. At the request of a party, the other party will confirm a fax- or pdf- transmitted signature page by delivering an original signature page to the requesting party. This Amendment may be in electronic form and may be executed by means of electronic signatures.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.

THRIVENT FINANCIAL FOR LUTHERANS

By:

	Name:	Lisa J. Flanary
	Title:	SVP, Chief Growth Officer

JOHN HANCOCK VARIABLE TRUST ADVISERS LLC

By:

Name:	Andrew G. Arnott
Title:	President and Chief Executive Officer
:

SCHEDULE B

List of Portfolios

International Equity Index Trust (formerly, International Equity Index Trust B)

Class NAV

Core Bond Trust

Class NAV

Series II

Strategic Income Opportunities Trust

Class NAV

Series II

International Small Company Trust

Series II

Schedule C

Payment by JHIMS to the Insurer

For Class NAV of the following Portfolios:

International Equity Index Trust (formerly, International Equity Index Trust B)

Core Bond Trust

Strategic Income Opportunities Trust

JHIMS agrees to pay to the Insurer a quarterly fee (“Quarterly Fee”) equal to a percentage of the average daily net assets of Class NAV of the Portfolios attributable to the Contracts issued by the Insurer at the annual rate of 0.25% of the total average daily net assets of Class NAV of the Portfolios.

For Series II of the following Portfolios:

International Small Company Trust

Core Bond Trust

Strategic Income Opportunities Trust

JHIMS agrees to pay to the Insurer a quarterly fee (“Quarterly Fee”) equal to a percentage of the average daily net assets of Series II of the Portfolios attributable to the Contracts issued by the Insurer at the annual rate of ____% of the total average daily net assets of Series II of the Portfolios.

***

The Adviser shall calculate its Quarterly Fee at the end of each calendar quarter and will make such payment to Insurer within 30 days thereafter, in a manner mutually agreed upon by the Parties from time to time.